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                                                              EXHIBIT 99.(d)(34)

                        INVESTMENT SUBADVISORY AGREEMENT

                  This Investment Subadvisory Agreement is made as of__________________, 2002, by and between VANTAGEPOINT INVESTMENT ADVISERS, LLC, a Delaware limited liability company (hereafter "Client"), and ARTISAN PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership (hereafter "Subadviser"), and THE VANTAGEPOINT FUNDS, a Delaware business trust, and is effective as of__________________, 2002 (the "Effective Date").

                  WHEREAS, The Vantagepoint Funds (the "Funds") is a Delaware Business Trust registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act");

                  WHEREAS, Client is party to a Master Investment Advisory Agreement with the Funds for management of the investment operations of the Funds including the establishment and operation of investment portfolios for the Funds and the entering into of contracts with sub-advisers to assist in managing the investment of the Funds' property;

                  WHEREAS, Client and Subadviser wish to enter into a sub-advisory agreement pursuant to which Subadviser will provide such assistance to Client.

                                   AGREEMENTS:

                  In consideration for the performance by Subadviser as Investment Subadviser of certain assets held by the Funds, Client authorizes Subadviser to manage certain of the securities and other assets of the Funds as follows:

1.                ACCOUNT

                  The account with respect to which Subadviser shall perform its services shall consist of those assets of the Vantagepoint International Fund (the "Fund") which Client determines to assign to an account with Subadviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter "Account"). From time to time, Client may, upon notice to Subadviser, make additions to the Account and may, upon notice to Subadviser, make withdrawals from the Account. To the extent that such withdrawals shall reduce the assets of the account to zero, Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account, notwithstanding any termination provisions set forth in this Agreement. Subadviser shall manage the assets of the Fund held in the Account in accordance with the Investment Adviser Guidelines and the Fund's Statement of Investment Policies (collectively, the "Investment Guidelines and Policies").

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2.                APPOINTMENT STATUS, POWERS OF CLIENT AND SUBADVISER

                  (a) Purchase and Sale. Client hereby appoints Subadviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Investment Policies described in Section 4 below, as well as the Investment Guidelines and Policies, Subadviser shall supervise and direct the investment of the Account. Client hereby grants Subadviser complete, unlimited and unrestricted discretion and authority to select portfolio securities with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and to dispose (by sale, exchange or otherwise). Subadviser will review with Client, upon the request of Client, any transactions it makes with respect to the investment of the Account.

                  (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Subadviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent Client or the Funds in any way or otherwise to be an agent of Client or the Funds. The activities of Client and Subadviser in managing the assets of the Fund shall in all instances be conducted subject to the supervision and direction of the Board of Directors of The Vantagepoint Funds.

                  (c) Voting. Unless otherwise instructed in writing by Client, Subadviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account. Subadviser will report annually to Client regarding such voting.

                  (d) Key Personnel. Subadviser agrees that the following key personnel will have primary responsibility with respect to the investment management of the Account. If the individual is unable to devote sufficient time to maintain primary responsibility for the Account, Subadviser must give Client written advance notice, or, if Subadviser is unable to give advance written notice, prompt written notice within three (3) business days after Subadviser first knows or should know of such inability, of the name of the person designated by Subadviser to replace or supplement the individual. In addition, Subadviser will give Client written notice of the replacement of any employee of Subadviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy as soon as reasonably practicable.

         Key Personnel:    Mark L. Yockey

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3.                ACCEPTANCE OF APPOINTMENT

                  Subadviser accepts the appointment as an investment subadviser of the Fund and agrees to use its best efforts and professional judgment to make timely investment transactions for Client with respect to the Account, and to provide the other services required of Subadviser under the provisions of this Agreement.

4.                INVESTMENT POLICIES

                  (a) Investment Objectives. Subject to the supervision of the Funds' Board of Directors and Client, Subadviser shall direct the investments of the Account in accordance with the written investment objectives, policies, procedures and restrictions provided by Client, as set forth in the Funds' prospectus, and in the Investment Guidelines and Policies, which have been provided to Subadviser, as such Investment Guidelines and Policies may be restated or modified from time to time by Client on advance written notice to Subadviser and in accordance with the Funds' compliance and other policies and procedures as provided to Subadviser from time to time. Client retains the right, on advance written notice to Subadviser, to modify any such objectives, guidelines, policies or procedures, restrictions, and liquidity requirements in any manner and at any time as may be allowed pursuant to the 1940 Act. Unless the change is required by applicable law or rule, Subadviser may decline to accept a material change to the Investment Guidelines and Policies if Subadviser reasonably believes that it cannot manage the Account consistent with the amended Investment Guidelines and Policies, by so notifying Client in writing within five business days of receipt of notice of the change.

                  (b) Agreement and Registration Statement. The Subadviser will adhere to all specific provisions in this Agreement and in the Funds' current Registration Statement as filed with the Securities and Exchange Commission on Form N-1A ("Registration Statement"), which is hereby incorporated by reference and made a part of this Agreement. Client will provide Subadviser prior written notice of any material amendments to the Registration Statement or this Agreement that will be binding on Subadviser, marked to identify such changes.

                  (c) Conflict in Policies. If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.

5.                CUSTODY, DELIVERY, RECEIPT OF SECURITIES

                  (a) Custody Responsibilities. Client shall designate one or more custodians (the "Custodian") to hold the Account. The Custodian, as designated by Client will be responsible for the custody, receipt and delivery of securities and other assets of the Funds (including the Account), and Subadviser shall have no authority, responsibility or

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obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds (including the Account). In the event that any cash or securities of the Funds are delivered to Subadviser, it will promptly deliver the same over to the Custodian, in the name of the Funds. Subadviser shall not be responsible for any costs, losses or expenses incurred by the Fund as a result of the Fund's participation in any securities lending program or other revenue enhancing program that the Custodian, or other party selected by Client, administers.

                  (b) Securities Transactions. Unless otherwise required by local custom, all securities transactions for the Account will be consummated by payment to or delivery by the Funds of cash or securities due to or from the Account. Subadviser will make all reasonable efforts to notify the Custodian of all orders to brokers for the Account by 9:00 a.m. Eastern Time on the day following the trade date and will affirm the trade before the close of business one (1) business day after the trade date (T+1).

6.                RECORD KEEPING AND REPORTING

                  (a) Records. Subadviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client in accordance with applicable laws and rules and such reasonable instructions as shall be provided to Subadviser by Client from time to time. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it during normal business hours upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or order of court or as directed by other party in writing, Subadviser and Client shall keep confidential the records and other information obtained by reason of this Agreement. Upon termination of this Agreement, Subadviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to the Funds. Subadviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

                  (b) Quarterly Valuation Reports. Subadviser shall use its best efforts to provide to Client within ten (10) business days after the end of each calendar quarter a statement of the fair market value of the Account as of the close of such quarter together with an itemized list of the assets in the Account, as that information is reported on Subadviser's record keeping system.

                  (c) On a daily basis, Subadviser shall review reports of the Account's portfolio holdings as provided to Subadviser by the Custodian and shall report as promptly as possible but not later than the same business day to the Custodian and to Client any discrepancies between the prices assigned to the securities in the Account and the prices that Subadviser believes should be assigned to them. On an ongoing

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basis, Subadviser shall monitor market developments for significant events occurring after the close of the primary markets for particular securities held by the Account that may materially affect their value, and shall promptly notify Client of any such event that comes to Subadviser's attention. On a monthly basis, Subadviser shall reconcile security and cash positions, and market values to the Custodian's records and report discrepancies to Client within ten (10) business days after the end of the month, or within five (5) days of receipt of the custodial statement, whichever comes later.

                  (d) Loss Reimbursement. Subadviser shall reimburse the Account for any material error to the Fund's net asset value caused by Subadviser's breach of its standard of care set forth in Section 12(a) that is a direct cause of a delay in the accurate daily pricing of the Fund, provided such loss was not the result of the action or inaction by other service providers to Client or the Fund.

                  (e) Reports. Subadviser shall furnish Client and the Board of Directors of The Vantagepoint Funds such periodic and special reports and non-proprietary or non-confidential information as shall be reasonably necessary to evaluate the terms of any subadvisory agreement between Client and Subadviser with respect to the assets of the Fund.

                  (f) Other Reports on Request. Subadviser shall provide to Client promptly upon reasonable request any information available in the records maintained by Subadviser relating to the Account unless Subadviser is not permitted by law to provide such information.

                  (g) Review of Materials. During the term of this Agreement, Client shall furnish to Subadviser at its principal office all prospectuses, statements of additional information, registration statements, proxy statements, reports to shareholders, advertising and sales literature or other material prepared for distribution to Fund shareholders or the public, which refer to the Subadviser or Artisan Funds, Inc. in any way, prior to the first use thereof, and Client shall not use any such materials if Subadviser reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. Client shall ensure that all materials described in this Section 6(c) prepared by employees or agents of Client or its affiliates that refer to Subadviser or Artisan Funds, Inc. in any way are consistent with materials previously approved by Subadviser as referenced in the preceding sentence.

7.                PURCHASE AND SALE OF SECURITIES

                  (a) Selection of Brokers and Dealers. Subadviser shall place all orders for the purchase and sale of securities on behalf of the Account with brokers or dealers selected by Subadviser, but not with a person affiliated with Subadviser, as the term "affiliated person" is defined in the Investment Company Act of 1940 (hereafter an

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"Affiliate"), unless the transaction is in compliance with Rules 17e-1 or 10f-3 under the 1940 Act, or other applicable rules, and the Fund's policies and procedures thereunder, copies of which shall be provided to Subadviser. Notwithstanding the foregoing, if directed to do so by Client, Subadviser agrees to use reasonable efforts to purchase and sell securities for the Account through such brokers or dealers as Client directs in writing from time to time, but only to the extent that Subadviser, in its judgment and discretion, is satisfied that the brokerage commission proposed to be charged for each such trade is competitive and is satisfied that the execution expected to be attained is of such quality that Subadviser would have placed the trade with that broker or dealer in the absence of such direction. Subadviser shall use reasonable efforts to direct up to 25 percent of the total commissions on transactions in listed securities to brokers or dealers identified by Client. Client acknowledges that, depending on market conditions and portfolio strategy, the target range may not be achieved during all periods.

                  (b) Best Execution. In placing such orders, Subadviser will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Account and in selecting brokers-dealers to execute such transactions, Subadviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. Subadviser is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if Subadviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion.

                  (c) Bunching Orders. Client agrees that Subadviser may aggregate sales or purchase orders for the Account with similar orders being made simultaneously for other accounts managed by Subadviser, if in Subadviser's reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to the Account by Subadviser represents Subadviser's evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by Subadviser in a manner Subadviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

                                       6

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8.                INVESTMENT FEES

                  (a) Fee Schedule. The compensation of Subadviser for its services under this Agreement shall be calculated and paid by Client from the assets of the Account in accordance with SCHEDULE A hereto.

                  (b) For purposes of this section 8 and Schedule A, all payments due to Subadviser shall be solely made from the assets of the Fund, a portfolio of The Vantagepoint Funds.

                  (c) Pro Rata Fee. If Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the Account on the date on which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Subadviser hereunder. In no event shall the Subadviser receive payment for any period of time during which there were no assets in the Account.

9.                BEST EFFORTS;  NON-EXCLUSIVITY OF SERVICES

                  The Subadviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to Client and the Fund. The services of Subadviser to be provided hereunder are not to be deemed exclusive and Subadviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Subadviser and its partners, Affiliates and employees, and Subadviser's other clients may at any time, have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Subadviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.

10.               INSIDER TRADING POLICIES AND CODE OF ETHICS

                  Subadviser hereby represents that it has adopted policies that meet the requirements of Rule 17j-1 under the 1940 Act. Copies of such policies shall be delivered to Client, and any material violation of such policies by personnel of Subadviser and the sanctions imposed in response thereto and any issues arising under such policies shall be reported to Client as required by Rule 17j-1.

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11.               INSURANCE

                  At all times during the term of this Agreement, Client and Subadviser shall each maintain, at its own cost and expense, professional liability insurance, in an amount not less than $20 million, for errors, omissions, and negligent acts.

12.               LIABILITY

                  (a) In the absence of any gross negligence, malfeasance, or willful violation of this Agreement, Subadviser shall not be liable to Client for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that Subadviser reasonably believes to be in the best interests of Client or the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client may have under federal or state securities laws.

                  (b) Client shall indemnify Subadviser against any loss, liability, damages, costs or expenses (including reasonable attorneys' fees) caused by the negligence or malfeasance of Client or violation of any applicable law, rule or internal policy for which Client has the primary responsibility of compliance and the responsibility for which has not been specifically delegated to Subadviser in this Agreement.

13.               TERM

                  This Agreement shall be in effect for an initial term of two years beginning on the Effective Date. This Agreement may be renewed thereafter for successive one-year periods if such renewal is approved annually by the majority of the Board of Directors of The Vantagepoint Funds, provided that in such event, continuance shall also be approved by a majority vote of those members of the Board of Directors who are not "interested persons" as that term is defined in the 1940 Act.

14.               TERMINATION

This Agreement may be terminated by Subadviser, without the payment of any penalty, immediately upon notice to the Funds and to Client in the event of a material breach of any provision thereof by the Funds or Client if such breach shall not have been cured within a twenty (20) day period after notice of such breach, or otherwise by Subadviser upon sixty (60) days' written notice to Client and the Funds or by Client or the Funds for any reason or no reason immediately upon notice to Subadviser. This Agreement shall automatically terminate (a) in the event of its assignment, as provided in Section 19, (b) upon the termination of the Funds, or (c) upon termination of Client's Master Investment Advisory Agreement with the Funds. Any termination in accordance with the terms of this

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Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other party or parties.

15.               REPRESENTATIONS

                  (a) Subadviser hereby confirms to Client and the Funds that Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Subadviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Subadviser in accordance with its terms.

                  (b) Client hereby confirms to Subadviser that it is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.

                  (c) The Funds hereby confirm to Subadviser, and Subadviser hereby acknowledges, that The Vantagepoint Funds is registered as an open-end investment company under the 1940 Act and is subject to taxation as a regulated investment company under Subchapter M and the regulations thereunder of the Internal Revenue Code.

16.               NOTICES

                  Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to a party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

         CLIENT AND FUNDS:
                           Vantagepoint Investment Advisers, LLC
                           Attention: Paul Gallagher, Legal Department
                           c/o ICMA Retirement Corporation
                           777 North Capitol Street, NE, Ste. 600
                           Washington, D.C. 20002-4240
                           Fax: 202-962-4601

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SUBADVISER:
                           Artisan Partners Limited Partnership
                           1000 North Water Street, Suite 1770
                           Milwaukee, WI 53202
                           Attention: Chief Financial Officer
                           Fax: 414.390.6139

Each party may change its address by giving notice as herein required.

17.               SOLE INSTRUMENT

                  This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

18.               WAIVER OR MODIFICATION

                  No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. Only the Chief Executive Officer has authority on behalf of Client to modify or waive any of the provisions of the Agreement. It is understood that certain material amendments may require approval of the Fund's shareholders.

19.               ASSIGNMENT OR CHANGE OF CONTROL

                  This Agreement shall automatically terminate in the event of its assignment as defined under the 1940 Act. In addition, Subadviser agrees to provide Client prompt written notice in the event of any acquisition or disposition of the beneficial ownership of 5 percent or more of the outstanding voting securities of the general partner of Subadviser.

20.               COUNTERPARTS

                  This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

21.               CHOICE OF LAW

                  This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without

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reference to principles of conflict of laws. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

22.               CONFIDENTIAL INFORMATION

                  Any information or recommendations supplied by either party to this Agreement, which are not otherwise in the public domain or previously known to the other party in connection with the performance of obligations hereunder, including financial information or other information relating to a party to this Agreement, are to be regarded as confidential ("Confidential Information") and held in the strictest confidence. Except as may be required by applicable law or rule, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons Client may designate in connection with the Account. Nothing in this Agreement shall be construed to prevent Subadviser from giving other entities investment advice about, or trading on their behalf, in the securities of the Fund or Client.

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IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON ______________,
2002 and make it effective on the date first set forth at the beginning of this Agreement.

CLIENT                                      SUBADVISER

Vantagepoint Investment Advisers, LLC       Artisan Partners Limited Partnership
                                            By: Artisan Investment Corporation,
                                            its general partner

by:                                         by:

                                            /s/ [ILLEGIBLE]
___________________________                 -------------------------------
Girard Miller, President                    Janet D. Olsen, Vice President

Date:                                       Date:

FUNDS
The Vantagepoint Funds

by:
___________________________
Girard Miller, President

Date:

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                                   SCHEDULE A
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

                             THE VANTAGEPOINT FUNDS

                                  FEE SCHEDULE
                                       FOR

                      ARTISAN PARTNERS LIMITED PARTNERSHIP

                         VANTAGEPOINT INTERNATIONAL FUND

The Subadviser's quarterly fee shall be calculated based on the average daily net assets value of the assets under management as provided by the Custodian, based on the following annual rate.
                                    0.70%

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